UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006

Trustreet Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-13089	75-2687420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 540-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 30, 2006, Trustreet Properties, Inc., a Maryland corporation (the “Company”), and CNL APF Partners, LP, a Delaware limited partnership (“APF”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with General Electric Capital Corporation, a Delaware corporation (“GE Capital”).

Pursuant to the Merger Agreement, at closing, a Delaware limited liability company that will be a wholly owned subsidiary of GE Capital will be merged with and into APF with APF continuing as the surviving limited partnership (the “Partnership Merger”). Immediately after the Partnership Merger, at GE Capital’s election, either (i) a Maryland corporation that will be a wholly owned subsidiary of GE Capital (“Merger Sub”) will be merged with and into the Company, with the Company continuing as the surviving corporation, or (ii) the Company will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Company Merger” and with the Partnership Merger, the “Mergers”).

At the effective time of the Partnership Merger, each unit of limited partnership interest in APF issued and outstanding immediately prior to the effective time of the Partnership Merger and not owned by the Company or any of its subsidiaries will be converted automatically into the right to receive $17.05 in cash, without interest.

In addition, at the effective time of the Company Merger,

•	each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Company Merger (other than shares owned by the Company or any of its subsidiaries) will be converted automatically into the right to receive, without interest, $17.05 in cash, and
•	each share of the Company’s Series A Cumulative Convertible Preferred Stock issued and outstanding immediately prior to the effective time of the Company Merger (other than shares owned by the Company or any of its subsidiaries) will be converted automatically into the right to receive, without interest, $25.00 in cash, plus any accrued and unpaid dividends through and including the closing date in accordance with the terms of such securities.

Each share of the Company’s 7.5% Series C Redeemable Convertible Preferred Stock issued and outstanding immediately prior to the effective time of the Company Merger (other than shares owned by the Company or any of its subsidiaries) (i) shall remain outstanding with the same terms and conditions or (ii) if GE Capital elects to merge the Company into Merger Sub, shall be converted automatically into the right to receive one share of 7.5% Series C Redeemable Convertible Preferred Stock of Merger Sub substantially on the same terms as the Company’s 7.5% Series C Redeemable Convertible Preferred Stock. As promptly as practical following the Company Merger, the surviving corporation will liquidate into another subsidiary of GE Capital. In connection therewith, holders of the 7.5% Series C Redeemable Convertible Preferred Stock of the surviving corporation will be paid an amount equal to the amounts payable to $25.00 per share in cash plus any then-accrued but unpaid dividends in accordance with the terms of such shares.

Each outstanding option to purchase common stock of the Company under any employee stock option or incentive plan will be cancelled in exchange for the right to receive a single lump sum cash payment equal to the product of:

•	the number of shares of common stock of the Company subject to such option immediately prior to the effective time of the Company Merger, whether or not vested or exercisable,

multiplied by

•	the excess, if any, of the merger consideration per share of common stock over the exercise price per share of such option, less any applicable taxes required to be withheld.

Any restricted share awards granted under any employee stock option or incentive plan shall become fully vested and free of any forfeiture restrictions immediately prior to the effective time of the Company Merger, and each such share shall be entitled to receive $17.05 in cash, without interest.

The Company, APF and GE Capital have made customary representations, warranties, covenants and agreements in the Merger Agreement, including, among other things, the Company’s covenant not to solicit alternative transactions or, subject to certain exceptions, participate in discussions relating to an alternative transaction or furnish non-public information relating to an alternative transaction.

The Company will be permitted to pay dividends required to be paid with respect to its preferred stock and will be permitted to pay a quarterly dividend not to exceed $0.33 per share to holders of its common stock with respect to the fourth quarter of 2006, but thereafter will not be permitted to pay additional dividends on its common stock unless necessary for the Company to maintain its status as a REIT. Any dividends paid after December 31, 2006 would reduce the aggregate merger consideration payable to the holders of the Company’s common stock on a dollar-for-dollar basis with any dividend paid, except that, if the closing of the Mergers occurs after June 30, 2007, dividends up to $0.20 per share paid in the third quarter of 2007 on shares of the Company’s common stock that are necessary to maintain the Company’s status as a REIT will not result in a reduction of the merger consideration payable to holders of the Company’s common stock.

The Mergers are subject to customary closing conditions including, among other things, the approval of the Company Merger by the affirmative vote of holders of a majority of the outstanding common stock of the Company and the receipt of certain third-party consents, as well as confirmatory review of certain REIT tax matters. The closing of the Mergers is not subject to a financing condition.

The Merger Agreement contains certain termination rights for both GE Capital, on the one hand, and the Company, on the other, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay a fee of $34.5 million to GE Capital, and/or reimburse up to $7.5 million of GE Capital’s out-of-pocket expenses. Under specified circumstances, GE Capital may be required to reimburse the Company for its out-of-pocket expenses up to $7.5 million.

In connection with the Merger Agreement, CNL Financial Group, Inc., James M. Seneff, Jr., the Chairman of the Company’s Board of Directors, Robert A. Bourne, the Vice Chairman of the Company’s Board of Directors, Curtis B. McWilliams, President and Chief Executive Officer and a member of the Board of the Company and Steven D. Shackelford, Executive Vice President and Chief Financial Officer of the Company, have agreed to vote any shares of the Company’s common stock they own in favor of the proposed transaction. Shares subject to these voting agreements currently represent approximately 7.68% of the Company’s outstanding common stock.

The foregoing description of the Mergers and the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated into this report by reference.

Item 8.01.	Other Events.

Litigation Relating to the Mergers

On October 31, 2006, a purported shareholder class action lawsuit related to the Merger Agreement was filed in the Circuit Court for Baltimore County, Maryland naming the Company, each of its directors and GE Capital Solutions as defendants. The lawsuit, Dr. Hila Louise-Chashin-Simon Foundation, Inc. v. Trustreet Properties, Inc., et al (Case No. 24-C06-008654), alleges, among other things, that $17.05 per share in cash to be paid to the holders of Company common stock in connection with the Company Merger is inadequate, that the individual director defendants breached their fiduciary duties to the stockholders of the Company in negotiating and approving the Merger Agreement, that GE Capital Solutions aided and abetted the director defendants in such alleged breach and that all defendants conspired in such breach. The complaint seeks the following relief: (i) declaring that the lawsuit is properly maintainable as a class action and certification of the plaintiff as a class representative; (ii) declaring that the director defendants have breached their fiduciary duties owed to the plaintiff and other members of the class, that GE Capital Solutions aided and abetted such breaches and that all defendants conspired in such breaches; (iii) enjoining the Company Merger and, if such transaction is consummated, rescinding the transaction;

(iv) appropriate damages; and (v) awarding attorneys’ and experts’ fees to the plaintiff. The Company believes that this lawsuit is without merit and intends to vigorously defend the action.

Cautionary Statements

In connection with the Mergers, the Company will file with the SEC a proxy statement on Schedule 14A and other documents concerning the Mergers as soon as practicable. The final proxy statement will be mailed to the holders of the Company’s common stock. Before making any voting or investment decision, holders of common stock are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the Mergers. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained free of charge at the Company’s web site, http://www.trustreet.com, or by contacting us at Trustreet Properties, Inc., telephone (877) 667-4769.

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the common stockholders of the Company in connection with the Mergers. Information about the executive officers and directors of the Company and the number of shares of the Company’s common stock beneficially owned by such persons is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2006, and will be set forth in the proxy statement relating to the proposed Mergers when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among the Company, CNL APF Partners, LP and GE Capital Corporation dated as of October 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2006	TRUSTREET PROPERTIES, INC.

	By:	/s/ Steven D. Shackelford
Steven D. Shackelford Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among the Company, CNL APF Partners, LP and GE Capital Corporation dated as of October 30, 2006.